Exhibit 10.5

Agreement with Tiber Creek Corporation	Page Number 1

AGREEMENT dated December 14, 2015 setting forth the terms and conditions upon which TIBER CREEK CORPORATION ("Tiber Creek") is engaged by DIGITAL DONATIONS, INC., together with any successors (collectively "Digital") to effect transactions ("the Transactions") intended to combine Digital with a United States reporting company (“the Reporting Company”) and for related matters.

1. Services Provided Tiber Creek will, if requested by Digital:

1.1. Discuss with Digital the structure of the Transactions and actions to be taken by Digital in preparation for the completion of the Transactions;

1.2. Take all action necessary to cause to be delivered to Digital all outstanding shares of the Reporting Company less the amount contemplated in section 2.4;

Following its engagement, Tiber Creek will

1.3. Prepare the agreement for the acquisition of Digital by the Reporting Company by merger, stock-for-stock exchange or stock-for-asset exchange as directed by Digital ("Business Combination Agreement");

1.4. Prepare any necessary documents and make any necessary filings in order to effectuate the combinations of Digital with the Reporting Company ("the Business Combination"); See Schedule “A”

1.5. Prepare and file with the Securities and Exchange Commission Forms 8-K describing the change in control of the Reporting Company and the Business Combination, as each occurs;

1.6. Following the Business Combination, prepare and file with the Securities and Exchange Commission an appropriate form of registration statement under the Securities Act of 1933, as amended (“Registration Statement”) and all required amendments registering such securities of the Reporting Company as Digital shall designate;

1.7. Provide for the filing by a market maker of a Form 15c-211 for the quotation or listing of Digital’s securities for public trading on the OTCBB or such other stock exchanges designated by Digital for which its securities are then eligible, assist in responding to any requests by FINRA and/or the other stock exchanges in connection thereof and prepare any necessary amendments to the filing;

1.8. Assist in establishing and maintaining relationships with market makers and broker-dealers for a period of not less than 12 months from the effective date of this agreement

1.9. Take all other necessary actions to complete the Transactions as contemplated by this agreement and provide any and all information necessary for the completion of the Transactions.

2. Business Combination.

2.1. Tiber Creek will provide to Digital, at its expense, such number of shares of common stock of the Reporting Company as shall be determined by Digital, which Reporting Company will have: audited financial statements showing no material assets or liabilities; no contracts with third parties other than those that are immediately cancellable without penalty of payment;. Tiber Creek warrants that there is no litigation or threatened litigation; and its common stock is registered under § 12(g) of the Securities Exchange Act of 1934, as amended ("the 1934 Act"), and be current in its reporting requirements under §13 of the 1934 Act.

Agreement with Tiber Creek Corporation	Page Number 2

2.2. The Reporting Company will have authorized capital of 300,000,000 shares of common stock, $.0001 par value per share, and 100,000,000 shares of preferred stock, $.0001 par value per share, of which 20,000,000 common shares will have been previously issued and no preferred shares. Other then the 500,000 shares kept by the existing shareholders, all shares previously issued will be retired upon execution of this agreement.

2.3. Upon the change in control of the Reporting Company (which shall occur upon effectuation of the Transaction) there will be issued to Digital the amount of common stock and other securities of the Reporting Company as shall be designated by Digital.. The officers and directors selected by Digital will become the officers and directors of the Reporting Company and all other officers and directors shall resign immediately upon consummation of the Transaction. The name of the Reporting Company following the change in control will be chosen by Digital.

2.4. The existing shareholders of the Reporting Company will retain 500,000 common shares of the Reporting Company (“the Shareholder Shares”) and will agree not to sell, pledge or transfer, any of the Shareholder Shares for a period of six months after the effective date of the Registration Statement and after such six month period to sell not more than one percent (1%) of the outstanding securities during any day. The remaining outstanding common shares will be retired and returned to the Reporting Company. The Shareholder Shares shall be included in the Registration Statement; provided, however, that if the Securities and Exchange Commission (the “Commission”) should comment that the offering appears to be a primary offering or that the Commission or counsel for the Reporting Company determines that there should be a cut back in the number of shares of common stock registered under the Registration Statement then the Reporting Company shall only be obligated to register the amount not determined to be subject to the cut back.

2.5. For a period of one year after the execution of this Agreement, the Reporting Company will not at any time take or allow any action (whether by reverse stock split or otherwise) which would have the effect of reducing the absolute number of the Shareholder Shares.

2.6. Nothing in this agreement shall prevent the Reporting Company from diluting the stock ownership of Tiber Creek by issuing additional common stock to other persons at any time.

3. Payments.

3.1. In full satisfaction for the services of Tiber Creek and its affiliates in regard to the Transactions described in section 1 of this agreement, Digital will pay to Tiber Creek the amount of $50,000.

3.2. Digital shall pay $50,000 to Tiber Creek upon the execution of this agreement as total payment for the services rendered as outlined in Schedule “A”. Digital acknowledges that the times mentioned in Schedule “A are good faith estimates only and may be longer or shorter in fact based on circumstances that may be beyond the control of the parties. All payments will be deemed earned when work is completed as outlined by Tiber Creek and are non-refundable other than as set forth in Section 5.2 below.

Agreement with Tiber Creek Corporation	Page Number 3

4. Expenses.

4.1. Tiber Creek will bear its expenses incurred in regard to the Transactions, including, without limitation, travel, telephone, duplication costs, and postage.

4.2. Digital will pay its own and third-party expenses (other than those of Tiber Creek) including, without limitation, Federal, state and stock exchange filing fees, underwriting and market making costs, corporate financial relations, accounting fees, duplicating costs and other expenses of the Reporting Company. Tiber Creek will not incur any expenses on behalf of the Reporting Company unless permitted to do so in writing.

5. Understandings of Digital as a Reporting Company.

5.1. Digital agrees that it will timely take all steps necessary to complete the Transactions to include, without limitation, causing audited financial statements to be prepared in proper form for Digital; obtaining consents of the Board of Directors and the shareholders of Digital, as required; causing all necessary documents to be properly and timely prepared, executed, approved or ratified, and filed, as appropriate; making timely and fully all required payments related to the registration and listing of the Reporting Company's securities for public trading, including filing fees; and timely taking all other actions reasonably required of it to complete the Transactions; provided, however that the obligations under this Section 5.1 shall be suspended in the event Tiber Creek should materially default on or fail to perform its obligations under this Agreement.

5.2. In the event that Digital elects not to continue with the Transactions based on a reason other than a material default or failure by Tiber Creek to perform its obligations under this Agreement, (or if Digital does not timely take all such steps and do all such things as may be reasonably required of it to complete the Transactions Tiber Creek will be entitled to retain the 500,000 shares of common stock of the Reporting Company and its fee. . Upon payment of the fee provided for herein, all obligations of the parties under this agreement will cease except for obligations which expressly or by their nature survive termination and Tiber Creek agrees that it may not thereafter seek specific enforcement of this agreement. In the event that Digital elects not to continue with the Transactions due to an uncured material default or failure by Tiber Creek to perform its obligations under this Agreement, Digital shall have no further obligations to Tiber Creek hereunder. If Tiber Creek does not contest the claim then it shall refund the $50,000 payment to Digital. A claim of default which is contested by Tiber Creek will be determined by a mutually agreed upon arbitrator and that arbitrator will determine the amount of any award (and if an arbitrator is not agreed to within 15 days of a request by either party then the dispute shall submitted to the American Arbitration Association (“AAA”) for arbitration to be conducted in accordance with the AAA’s rules in force as of the date of submission by an arbitrator shall be selected by the (“AAA”) List and Appointment Service and, the determination of the arbitrator shall be binding)Tiber Creek and Digital shall have no further obligations to Tiber Creek.

Agreement with Tiber Creek Corporation	Page Number 4

6. Performance of Services by Others.

From time to time, the achievement of certain results desired by the Reporting Company, including the promotion of interest in its public securities, may be enhanced by the services of other parties. These parties may include consultants, advertising agencies, financial analysts and similar persons who may, directly or indirectly, assist in creating interest in the Reporting Company's securities. All compensation, costs and expenses of such parties, if engaged by the Reporting Company, will be borne by it. From and after the date of this Agreement, no such consultants, advertising agencies, financial analysts and similar persons shall be retained by the Reporting Company without the prior written consent of Digital.

7. Actions and Understandings following the Business Combination.

7.1. Digital understands the obligations and responsibilities that will arise in regard to its becoming a reporting company and the trading of its securities in the public market. Digital understands that in order to achieve the greatest market interest in its securities it, its officers and its directors, all or some, will be required to continuously interact with the financial community. This interaction will include, without limitation, timely filing of reports under the Securities Exchange Act of 1934, including audited financial statements; annual reports to shareholders and shareholder meetings; issuing periodic press releases; and meetings and discussions with existing and prospective brokers, market makers, investment bankers and institutions.

7.2. Digital understands that the completion of the Transactions will not, in itself, result in capital investment in the Reporting Company. The public status of the Reporting Company and its introduction to market makers and others in the financial community may result in investment interest. However, investment interest will depend upon the success of the Reporting Company, market conditions and other factors over which neither Tiber Creek nor its affiliates have any control.

7.3. Digital understands that the ultimate judgement of the financial community of the investment merits of the Reporting Company will depend upon the Reporting Company's ability to successfully carry out its business plans and operations, to operate at a profit and similar business considerations. Digital represents in good faith that it currently has no reason to believe that it will not be able to complete the Transactions and to achieve its business objectives.

7.4. Digital understands that the first trading in the Reporting Company’s securities may be limited, and that to increase the amount, depth and market price of its securities will require both time and effort by the Reporting Company to develop relations with market makers and to create strong and stable trading of the Reporting Company's securities.

8. Compliance with Securities Law.

Under the securities laws:

8.1. Digital and its affiliates will need to furnish all information and documents concerning it and its affiliates required for the preparation and filing of the Registration Statement by the Reporting Company which information must be complete and accurate and not contain any material misstatement or omit any material information and Tiber Creek will need to furnish any information and documents concerning the Reporting Company that counsel for Digital may determine is necessary for such filing.

Agreement with Tiber Creek Corporation	Page Number 5

8.2. The Reporting Company and Tiber Creek must at all times observe and comply with Federal and state securities laws, rules and regulations incident to the issuance and trading of its securities and must take all steps reasonably required within its control to prohibit any persons, whether or not affiliated with the Reporting Company, from engaging in any transactions in contravention of such laws, rules and regulations.

8.3. Digital and its affiliates and Tiber Creek and its affiliates must not at any time knowingly engage in any activity which would constitute a prohibited market manipulation of the securities of the Reporting Company and will need to take all steps reasonably required within its control to prohibit any officer, director, other affiliate, agent or employee from engaging in such conduct.

8.4. Neither the Reporting Company nor Tiber Creek should issue any securities to any person for the promotion or maintenance of a trading market in the Reporting Company’s securities without first receiving an opinion of qualified counsel that such issuance will be in accord with securities laws, rules and regulations and should not, directly or indirectly, receive from such persons any capital by loan, investment or otherwise resulting from the sale or pledge of such securities.

9. Notices.

Any notices required or permitted under this agreement shall be deemed to have been given when delivered in writing by hand, certified mail (return receipt requested) or commercial courier, such as FedEx, to the following addresses or to such other addresses as may have been given to each party in the manner provided for in this paragraph.

In the case of Digital to

Digital Donations, Inc.

68 South Service Road

Suite 100

Melville, N.Y. 11747

In the case of Tiber Creek to

Tiber Creek Corporation

9454 Wilshire Boulevard

Suite 612

Beverly Hills, California 90212

10. Disputes.

10.1. Any disputes between the parties arising from this agreement, whether directly or indirectly, and based upon any cause or causes of action, shall be decided by the American Arbitration Association at a location decided by the respondent (LA or NY). The parties shall make claims only for the recovery or payment of compensation paid or due under this agreement and neither shall make any claims for punitive damages, lost profits, damage to reputation or similar claims. Each party shall pay its own costs of arbitration, including its attorneys' fees. Any award or decision by the American Arbitration Association shall be final, binding and non- appealable. The provisions of this paragraph shall survive the termination of this agreement for any reason.

Agreement with Tiber Creek Corporation	Page Number 6

10.2. This section shall apply to claims against any officer, director, agent or affiliate of either party provided only that such person shall consent to the terms of arbitration contained herein.

10.3. If either party files any claim arising from this agreement in any forum except arbitration such action shall be dismissed with prejudice upon application from the other party, which shall be entitled to recover its attorneys’ fees and costs in such proceeding.

11. Confidentiality.

As a result of entering into this agreement the parties might have access to information which the parties regard as confidential and proprietary. The parties agree that neither will, except as reasonably required pursuant to this agreement, use itself, or divulge, furnish, or make accessible to any person any confidential knowledge, knowhow, techniques, or information with respect to the other party unless agreed to in writing by that party unless required by court order or regulation or law.

12. Termination.

12.1. Tiber Creek May Terminate This Agreement. In the event of an intentional act of fraud, or deception on the market or any other material violation of law; or that Digital fails to meet its obligations under this agreement in any material respect that remains uncured for 15 days after written notice, all as determined by a mutually agreed upon arbitrator (and if an arbitrator is not agreed to within 15 days of a request by either party then the dispute shall submitted to the American Arbitration Association (“AAA”) for arbitration to be conducted in accordance with the AAA’s rules in force as of the date of submission by an arbitrator shall be selected by the (“AAA”) List and Appointment Service and, the determination of the arbitrator shall be binding)Tiber Creek may terminate this agreement at its election, without further obligation or liability.

12.2. Digital may terminate this agreement at its election, without further obligation or liability, in the event that Tiber Creek fails to meet its obligations under this agreement in any material respect that remains uncured for 15 days after written notice. In the event of such termination, the provisions in the last two sentences of Section 5.2 would apply.

12.3. In the case of any claim of a material breach the party claimed against shall have 5 days following notice of a claim to cure such breach unless such breach, by its nature, cannot be cured.

13. Miscellaneous.

13.1. Covenant of Further Assurances. The parties agree to take any further actions and to execute any further documents which may from time to time be necessary or appropriate to carry out the purposes of this agreement.

13.2. Scope of Agreement. This agreement constitutes the entire understanding of the parties. No undertakings, warranties or representations have been made other than as contained herein, and no party shall assert otherwise. This agreement may not be changed or amended orally.

Agreement with Tiber Creek Corporation	Page Number 7

13.3. Currency. All references to currency in this agreement are to United States Dollars.

13.4. Review of Agreement. Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel. In the interpretation of this agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this agreement.

13.5. Ratification by the Reporting Company. The parties will cause the Reporting Company to ratify and accept this agreement so that it constitutes a binding obligation between the Reporting Company and Tiber Creek according to its terms.

14. Effective Date.

The effective date of this agreement is December   , 2015.

Agreement with Tiber Creek Corporation	Page Number 8

IN WITNESS WHEREOF, the parties have approved and executed this agreement.

TIBER CREEK CORPORATION

President

DIGITAL DONATIONS, INC.

President

Agreement with Tiber Creek Corporation	Page Number 9

Schedule “A”

Schedule of Work

A. Change in control: 1 week

B. Draft of registration statement: 2 weeks

C. Combination of companies: as soon as audited statements are ready

D. Filing of super 8-K: 4 days following combination

E. Filing of registration statement: 30 days if audit done.

F. Filing with Finra: at time of filing registration statement.

G. Effective date of registration: Approximately 90 days after filing